MANUFACTURING AGREEMENT

     This Manufacturing Agreement is made this 22nd day of October, 2004 (“Agreement”), by and between Matrixx Initiatives, Inc., a Delaware Corporation, having a principal place of business at 4742 North 24th Street, Suite 455, Phoenix, Arizona 85016 (“Customer”), and BioZone Laboratories, a California corporation, having a principal place of business at 580 Garcia Avenue, Pittsburg, CA 94565 (“Manufacturer”).

     WHEREAS, Customer desires to purchase product and Manufacturer desires to manufacture and sell such product to Customer in accordance with and subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I
DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

     1.1 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

     1.2 “cGMP” means current Good Manufacturing Practices as defined in the FDA regulations, 21 CFR Parts 210-211 effective as of the date of manufacture of a lot of Product.

     1.3 “Labeling” means all labels and other written, printed, or graphic matter (a) upon the Product or any container and/or wrapper utilized with the Product or (b) accompanying the Product, including, without limitation, product inserts that bear the trademarks or trade dress of Customer, or other matter designated in the Specifications or on approved samples submitted by Customer to Manufacturer.

     1.4 “Product(s)” means Customer’s products, including, but not limited to, Zicam Extreme Congestion Relief Nasal Decongestant, Zicam Intense Sinus Relief Nasal Decongestant, Zicam Nasal Moisturizer, and Zicam Concentrated Cough Mist, more particularly described in the Specifications, in finished form for distribution to the consumer, or in bulk packaging for delivery to Customer, or to a third party at Customer’s direction, for further processing.

     1.5 “Specifications” means the written specifications for the Product, containing the manufacturing and testing requirements for the Product, as well as raw material, packaging component, labeling, and quality assurance specifications, which are set forth in Attachment A to this Agreement, which is incorporated herein by reference and which may be amended from time to time by written agreement of the parties.

     1.6 “Contract Term” means a period beginning on the month/day first above written (the “Anniversary Date”) and ending 3 years later on the date immediately preceding the Anniversary Date.

     1.7 Contract Year means a period beginning on the “Anniversary Date” and ending one year later on the date immediately preceding the Anniversary Date.

ARTICLE II
PRODUCT MANUFACTURE; TERMS

     2.1 Purchase and Sales: Subject to the terms and conditions of this Agreement, Manufacturer shall manufacture and sell Product to Customer pursuant to purchase orders provided to Manufacturer by Customer; and Customer shall purchase such Product from Manufacturer.

     2.2 Purchase Orders: Upon receipt of purchase orders from Customer specifying Product, quantities, and requested delivery date, Manufacturer shall arrange for the purchase of all required raw materials.

     2.3 Documentation: A master batch record detailing the processes and procedures for manufacturing the Product in conformance with the Specifications shall be generated by Manufacturer and shall be reviewed and approved in writing by Manufacturer and by Customer. Any substantive change to an approved master batch record will be reviewed and approved in writing by Manufacturer and by Customer prior to any change being implemented. Each batch of Product shall be produced according to and shall be documented in a production copy of the master batch record. Each production batch record shall be assigned a unique batch number. Any deviation from the specified manufacturing process must be documented in the production batch record. Manufacturer shall provide Customer with a copy of a completed production batch record upon request

     2.4 Release Procedure: Manufacturer shall manufacture, package, label, and test Product in accordance with the Specifications: The Product shall be shipped to Customer in the quantities specified in the purchase order after release by Manufacturer if it passes all tests as specified.

     2.5 Delivery: Delivery terms shall be F.O.B., Pittsburg, CA. Manufacturer shall ship Product in accordance with Customer’s directions as specified in purchase orders issued pursuant to Section 2.2. Customer shall be responsible for all freight and delivery charges, including, without limitation, insurance charges, and shall assume all risk of loss of the Product after delivery to the designated carrier.

     2.6 Rejected Products/Shortages:

     (a) Notwithstanding any payment made by Customer, Customer shall perform an incoming inspection of all Product. Within forty five (45) calendar days after receipt of Product by Customer, Customer shall notify Manufacturer in writing of any claim relating to: (i) damaged or defective packaging, (ii) any shortage in quantity of such shipment of Product.

     (b) Upon receipt of notice of rejection of Product, Manufacturer will investigate such alleged nonconformity, and deliver to Customer a corrective action plan within 10 (ten) business days after receipt of Customer’s notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Customer or Manufacturer.

     (c) In the event of an unresolved conflict between the test results of Manufacturer and the test results of Customer with respect to any rejected Product, a sample of such Product shall be submitted by Manufacturer to an independent laboratory, reasonably acceptable to both parties, for testing against the Specifications. The test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made.

     (d) In the event of rejection, shortage or breach, at Customer’s election Manufacturer shall replace the rejected Product or permit Customer to purchase only acceptable units of Product at the quoted price. Customer shall not be required to pay for rejected product or shortages unless and until such Product is replaced by Manufacturer. Manufacturer shall make arrangements with Customer for the return or destruction of any rejected Product. The costs for such return shipping and destruction are to be paid by Manufacturer.

     2.7 Price:

     (a) Manufacturer shall charge Customer and Customer shall pay a price for the Products as set forth in Attachment B to this Agreement, which is incorporated herein by reference.

     (b) Payment for all Product purchased hereunder shall be net thirty (30) days from date of invoice, which shall issue upon shipment of a lot of Product from Manufacturer.

     (c) In the event the Specifications are changed upon the request of Customer and with the agreement of Manufacturer, an appropriate change agreed to by the parties shall be made in the pricing for such Product and such changes shall be set forth in the Attachments hereto, which shall list a mutually agreed upon effective date for such changes.

     2.8 Price Negotiation: During the last month prior to each Anniversary Date during the Contract Term, Manufacturer and Customer shall, upon the written request of either party, negotiate in good faith to determine an adjustment, if appropriate, up or down in the prices for the Products set forth in Attachment B for the following Contract Year. Such negotiations shall be concluded not less than fifteen (15) days prior to the Anniversary Date. The parties agree to adjust the prices up or down to reflect changes in the costs (compared to the costs as of the previous Anniversary Date) of the Ingredient Chemicals purchased and used by Manufacturer in production of the Products; provided, however, that such prices shall not be increased unless the total actual cost to the Manufacturer overall of manufacturing the Products has increased over the period, and provided, further, that the maximum price increase in any Contract Year shall not be greater than 3% of the base price as set forth in Attachment B. Both parties must agree in writing to any adjustment in the price of the Products at any time during the Contract Term. The parties will also negotiate price adjustments to be applicable after expiration of the Contract Term; provided, however, any such agreement as to price applicable after expiration of the Contract Term shall not act to waive either party’s right to non-renewal as set forth in Section 4.1.

     2.9 Non-Compete: During the term of this Agreement and for a period of one year thereafter, Manufacturer agrees that neither it nor its affiliates will manufacture or sell or participate in the ownership, management or control of any business that manufactures or sells any similarly formulated products directly competitive with the Products anywhere in the United States of America.

     2.10 Representation and Warranties of Manufacturer: To induce Customer to enter into this Agreement, Manufacturer hereby represents and warrants to Customer that:

     (a) Manufacturer’s manufacturing facility at which all of its work is to be conducted hereunder is to be performed (including all equipment and procedures used in such facility) is, and at all times during the term of this Agreement will be, and all such work to be undertaken by Manufacturer hereunder will be, compliant with all applicable provisions of the Federal Food, Drug and Cosmetic Act and all other applicable laws and government regulations, and that it will promptly disclose to Customer any regulatory breaches upon notification by FDA;

     (b) the entering into of this Agreement by Manufacturer and the performance by Manufacturer of its covenants and obligations hereunder do not and will not conflict with or violate any other agreement to which Manufacturer is a party or by which Manufacturer is bound;

     (c) Except for the intellectual property of Customer referred to in Article III hereof, Manufacturer owns all right, title and interest in and to, or otherwise has lawful rights to use, the intellectual property used by it in the design, production, manufacture, filling and packaging of the Products and Manufacturer has not received notice of any present or threatened claim, action or proceeding alleging that any part of its intellectual property infringes any third party’s intellectual property rights, and Customer and its affiliates may freely market and sell the Products without infringing any third party’s intellectual property rights and without any royalty, fee or similar payment of any kind being or becoming due or payable by Customer or its affiliates to any third party; and

     (d) Manufacturer represents and warrants that it has all the necessary permits and licenses for the manufacture of Product.

     2.12 Representation and Warranties of Customer. To induce Manufacturer to enter into this Agreement, Customer hereby represents and warrants to Manufacturer that:

     (a) the entering into of this Agreement by Customer and the performance by Customer of its covenants and obligations hereunder do not and will not conflict with or violate any other agreement to which Customer is a party or by which Customer is bound; and

     (b) Customer owns all right, title and interest in and to, or otherwise has lawful rights to use, the intellectual property used by it in the design, production and manufacture of the Products (the “Customer IP”), and Customer has not received notice of any present or threatened claim, action or proceeding alleging that any part of the Customer IP infringes any third party’s intellectual property rights, and Manufacturer may perform its obligations contemplated herein without infringing any third party’s intellectual property rights in respect of the Products and without any royalty, fee or similar payment of any kind being or becoming due or payable by Manufacturer to any third party in respect of the Products.

     2.13 Representations and Warranties of Customer and Manufacturer: Customer and Manufacturer each represent and warrant that their respective obligations hereunder will be performed in full compliance with all applicable laws. Each party shall cooperate with the other, as necessary, to be and remain in full compliance with applicable laws.

     2.14 Manufacturer Responsibilities. Manufacturer shall manufacture the Products in compliance with the Specifications. As set forth in Attachment C, Customer or Manufacturer, respectively, shall, in strict compliance with the Specifications, purchase and provide all raw materials, components, packaging, labeling and shipping materials, labor, utilities and equipment necessary to manufacture the Products and pack the Products for shipping, all in strict compliance with the Specifications. Use of materials shall be on a first in, first out basis, unless otherwise agreed to in writing by Customer. Manufacturer shall prepare and deliver in a timely fashion all reports and information reasonably requested by Customer, including, without limitation, product quality, and daily production and shipping reports. Upon the date hereof and each Anniversary Date hereafter, Manufacturer shall provide Customer with a list of all assets that are located at one of Manufacturer’s facilities but are owned by Customer. Manufacturer shall cooperate to ensure that such assets are conspicuously marked as being owned by Customer and shall not move any such assets without the prior written approval of Customer. In addition, Manufacturer agrees to sign such further documents or instruments (including, without limitation, a Form UCC-1) requested by Customer to protect Customer’s interest in such assets.

     2.15 Inventories. Manufacturer shall be responsible for maintaining all raw material and component inventories, order quantities, lead times, and delivery dates. All unused materials shall be stored in Manufacturer’s warehouse. Manufacturer shall be responsible for supplying an inventory report of all raw materials and components by the end of the third business day following the end of each calendar month. Manufacturer shall notify Customer immediately of any significant loss of materials and Manufacturer shall be responsible for all losses and shrinkage of materials. Manufacturer shall perform an annual physical inventory relating to the Products at Manufacturer’s own expense and Customer shall have the right to observe such physical inventory. Customer shall bear the expense of any other physical inventories requested by Customer.

ARTICLE III
INTELLECTUAL PROPERTY

     3.1 Intellectual Property:

     (a) Customer and Manufacturer agree that as between them, Customer (including its Affiliates (as hereinafter defined)) owns all rights, intellectual and otherwise, to (i) all patents and/or formulas (including any and all ideas, concepts, know-how, techniques, processes, methods, models, designs, discoveries, developments, inventions, innovations and improvements of Customer or its affiliates relating thereto) for the Products, and (ii) the trademarks, trade names and trade dress used in connection with the packaging, marketing and sale of the Products (other than any reference, if any, on such packaging to Manufacturer’s name or trademark).

During the term of this Agreement, Customer shall sell the Product purchased from Manufacturer pursuant to this Agreement under its own trademarks and trade dress. Manufacturer acknowledges that such trademarks, trade dress, and any other designations of the Product labels and packages are the sole property of Customer, and that Manufacturer’s labeling of the Product under Customer’s trademarks and trade dress shall not be construed as granting any right in such trademarks or trade dress to Manufacturer. Manufacturer covenants and agrees that it will not, nor will it cause or permit any of its Affiliates to, act in any manner inconsistent with the rights of Customer with respect to its proprietary technology as described in this Section 3.1(a).

     (b) Customer and Manufacturer agree that as between them, Manufacturer (including its Affiliates) owns all rights, intellectual and otherwise to its proprietary processing techniques and proprietary operating procedures for filling and packaging the Products (including any and all ideas, concepts, know-how, techniques, processes, methods, models, designs, discoveries, developments, inventions, innovations and improvements of Manufacturer or its Affiliates related thereto). Customer covenants and agrees that it will not, nor will it cause or permit any of its Affiliates to, act in any manner inconsistent with the rights of Manufacturer with respect to its proprietary technology as described in this Section 3.1(b).

ARTICLE IV
TERM AND TERMINATION

     4.1 Term: This Agreement will commence on October 13, 2004, and unless terminated earlier in accordance with this Article IV shall continue until October 13, 2007, (3 years). Thereafter, this Agreement shall be renewed in its entirety for one year terms unless either party notifies the other in writing of nonrenewal at least thirty (30) days prior to the termination date, except as provided in Section 4.2(v).

     4.2 Termination: This Agreement can be terminated by either party upon thirty (30) days written notice to the other party in the event of any of the following: (i) if any provision herein is breached, unless such breach is corrected within the thirty (30) day notice period; (ii) if either party becomes insolvent or bankrupt, is unable to satisfy obligations as they become due, or enters into any arrangement with its creditors or enters into liquidation; (iii) Customer determines in its sole discretion that it will no longer market any of the Products for a period of at least one (1) year; (iv) if conditions constituting force majeure as defined in Article VII exist for a period in excess of ninety (90) days in any six-month period; or, (v) after the end of the initial Contract Term only, if there is a failure to reach agreement as to price as per Section 2.8 and with thirty (30) days notice.

     4.3 Failure to Supply: In event that Manufacturer fails to supply the total quantity (within +15%/-5% as stated in a purchase order) of Product ordered by Customer in accordance with Section 2.2 within thirty (30) days of the due date as stated in the purchase order, Customer shall have the right to terminate this Agreement, unless such failure is excused pursuant to Section 10. Upon such termination, Customer is hereby granted an irrevocable, transferable, royalty free license to use and exploit the intellectual property of Manufacturer related to the Products as such intellectual property is described in Section 3.1(b).

     4.4 Nonwaiver: Failure to terminate upon grounds set forth in Section 4.3 or to exercise any right or remedy hereunder shall not constitute a waiver of the right to terminate on that or other grounds or to exercise such other right or remedy in the future.

     4.5 Survival: Termination, expiration, cancellation or abandonment of this Agreement, through any means and for any reason, shall not relieve either party of its obligations incurred prior to termination or extinguish any obligation or right expressly provided in this Agreement to survive the termination of this Agreement. Section 2.9 – Non-Compete, Article IV — Term and Termination, Article VI — Product Recalls, Article VII — Product Warranties, Article VIII – Confidentiality and Article IX – Indemnification shall survive the termination or cancellation of this Agreement for any reason.

     4.6 Payment on Termination: In the event of the termination or cancellation of this Agreement, Customer shall pay Manufacturer for (a) all work-in-process commenced by Manufacturer and (b) all finished goods produced by Manufacturer. In the event of a default by either party, the non-defaulting party shall be responsible for all reasonable out of pocket expenses and losses incurred by such non-defaulting party resulting from the termination.

ARTICLE V
CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

     5.1 Certificates of Analysis: Manufacturer shall test or cause to be tested each lot of Product purchased pursuant to this Agreement as per the Specifications. For each lot of Product tested, each test shall set forth the items tested, specifications, and test results in a certificate of analysis, which Manufacturer shall send or cause to be sent to Customer. Customer is entitled to rely on such certificates for all purposes of this Agreement.

     5.2 Certificates of Manufacturing Compliance: Manufacturer shall provide or cause to be provided a certificate of manufacturing compliance or manufacturing lot record that will certify that the lot of Product was manufactured in accordance with the Specifications and applicable cGMPs.

     5.3 Compliance Audit: Except with respect to information and operations that constitute Manufacturer trade secrets, Customer, upon prior written notice and during normal business hours, shall have the right to inspect Manufacturer batch and production records and the portions of Manufacturer’s facility used for the manufacture of Products once annually unless otherwise mutually agreed upon. If Customer chooses to audit Manufacturer more than one time in a calendar year, Customer agrees to reimburse Manufacturer for Manufacturer’s reasonable expenses incurred in hosting the audit. Manufacturer shall advise Customer immediately if an authorized agent of the FDA or other governmental agency visits any of Manufacturer’s manufacturing facilities concerning any Product. Manufacturer shall furnish to Customer the report by such agency of such visit as it may apply to any Product within five (5) business days of Manufacturer’s receipt of such report.

     5.4 Annual Quality Review: Customer shall be responsible for evaluating, at least annually, the quality standards of the Product to determine the need for changes in the Specifications, manufacturing processes, and/or controlled documents. Manufacturer shall provide Customer with access to all appropriate batch and production records for each batch of the Product.

     5.5 Distribution Records: Manufacturer shall maintain distribution records that contain all of the appropriate information as specified in the cGMP regulations.

     5.6 Regulatory Compliance: Manufacturer is responsible for cGMP compliance with all Federal, State and local laws and regulations (“Regulations”) as they apply to Manufacturer’s facility and as long as the Products meet the Specifications, Manufacturer shall have no responsibilities for compliance with Regulations as they relate specifically to ingredients, labeling or marketing. Customer assumes responsibility for all contact with the FDA and other regulatory bodies pertaining specifically to Product; provided, however, Manufacturer shall provide to Customer all such information as Customer requires in connection with such contacts with the FDA and other regulatory bodies and Manufacturer agrees to otherwise fully cooperate with Customer in connection with such matters.

ARTICLE VI
PRODUCT RECALLS

     6.1 Product Recalls: In the event (a) any government authority issues a directive or order that a Product manufactured or supplied by Manufacturer hereunder be recalled; or (b) a court of competent jurisdiction orders such a recall; or (c) Customer reasonably determines that any such Product should be recalled, or (d) Manufacturer, reasonably determines that any such Product should be recalled, the parties shall take all appropriate corrective actions to best preserve the Product’s good will and reputation. If a recall is due to (a) or (b), Manufacturer and Customer shall split evenly the costs of such recall until primary responsibility for the cause of the recall is determined, at which time the party primarily responsible for the cause of the recall shall assume responsibility for all such costs and expenses and shall reimburse the other party for any costs and expenses incurred by such party. If a recall is due to (c) or (d), the party calling for the recall shall initially bear the expenses of the recall until primary responsibility for the cause of the recall is determined, at which time the party primarily responsible for the cause of the recall shall assume responsibility for all such costs and expenses and shall reimburse the other party for all costs and expenses incurred by such party. If a recall is due to nonconformance with the cGMP regulations, failure to meet the Specifications, or if such recall is otherwise due to the actions or negligence of Manufacturer, Manufacturer shall be considered the party primarily responsible in which case Manufacturer shall be responsible for all expenses of the recall and shall hold Customer, its employees, representatives and customers harmless. For purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification of customers, the expenses of return and/or destruction of the recalled Product, any necessary Product rework expense, any legal expenses incurred and other reasonable related expenses.

     6.2 Consumer Complaints: Complaint files, as required by the cGMP regulations, shall be maintained by Customer. Any complaints received by Manufacturer shall be forwarded to Customer, Customer shall make these complaint files available to Manufacturer in the event they are required during an FDA inspection. Customer shall be responsible for the review of complaints to determine the need for an investigation or the need to report to the FDA as required by the cGMP regulations. Customer shall notify Manufacturer within five (5) business days upon Customer having received a manufacturing-related complaint that requires investigation. Manufacturer shall promptly conduct an investigation for each manufacturing-related complaint and shall report findings and follow-up of each investigation to Customer. Manufacturer shall cooperate with Customer in the resolution of all complaints of consumers with regard to the Product. In the event of a confirmed complaint relating to safety issues with regard to use of any Product by consumers, Customer shall determine whether such information must be reported to the FDA and shall take responsibility for making such a report.

ARTICLE VII
PRODUCT WARRANTIES

     7.1 Conformity with Specifications: Manufacturer warrants that it will have good and marketable title to all products sold to customer and that Products sold and delivered pursuant to this Agreement are manufactured, prepared and tested in accordance with the Specifications and the cGMP regulations and will conform to the Specifications and all applicable Regulations when delivered.

     7.2 Extent of Warranty: THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, OR IMPLIED. EXCEPT AS PROVIDED IN SECTIONS 7.1 ABOVE, MANUFACTURER DOES NOT MAKE ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SUPPLIED BY IT PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VIII
CONFIDENTIALITY

     8.1 Confidentiality:

     (a) The term “Confidential Information” means any oral or written information or materials relating to and including, but not limited to, such matters as trade secrets, systems, procedures, manuals, confidential reports, lists of suppliers, research and development projects, policies, processes, formulas, techniques, know-how and facts relating to sales, advertising, mailing, promotions, financial matters, customers, customer lists, purchases or requirements or other methods used by a party in its operations. Notwithstanding the above, the term Confidential Information shall not include any information that:

          (i) At the time of disclosure is generally available to the public or thereafter becomes available to the public by publication or otherwise through no act, omission or default of the party to whom disclosure is made.

          (ii) Was in the possession of the party to whom disclosure is made prior to the time of disclosure and was not acquired directly or indirectly from the disclosing party or any person, firm or corporation acting on behalf of, or otherwise subject to any duty of confidentiality to, the disclosing party.

          (iii) Is independently made available as a matter of right by a third party who is under no duty of confidentiality to the disclosing party.

          (iv) Is independently developed by an employee of the receiving party who has not had access to the Confidential Information received from the disclosing party.

     (b) Duty not to Disclose: Each party recognizes and acknowledges that by the terms of this Agreement it shall from time to time obtain and have access to the Confidential Information of the other party. Accordingly, it shall not, during the term hereof and at all times forever after the expiration or termination of this Agreement, in any way, directly or indirectly, make use of, divulge, publish, reveal or disclose any of the Confidential Information of the other party or any part thereof for any purpose whatsoever to any person, firm, corporation, association or other entity without the express written consent of the disclosing party. Notwithstanding any provision to the contrary contained herein, the foregoing restriction shall not apply to any release, publication, or disclosure required by applicable law, provided that, in the event of any such legal compulsion to disclose Confidential Information, the party being compelled shall immediately notify the disclosing party of the compulsion and shall cooperate with the disclosing party in any effort to limit or annul such compulsion.

     (c) Duty to Preserve Confidentiality: Each party shall use its best efforts, including, but not limited to, efforts fully commensurate with those employed by such party for the protection of its own confidential information, to protect the Confidential Information of the other party in such party’s possession. Each party shall instruct its employees, agents, directors, officers, and any other person acting on such party’s behalf to treat the other party’s Confidential Information as confidential.

     (d) Manufacturer not to Replicate Product: Manufacturer shall not, under any circumstances, copy, replicate, imitate or reverse engineer any of Customer’s products, including, but not limited to, the Product(s).

     (e) Injunctive Relief: Each party acknowledges and realizes that the other party’s Confidential Information is special, unique and extraordinary and is vital to the other party. Accordingly, the parties acknowledge that the breach of this Article VIII by one of the parties will result in irreparable to the other party and that, therefore, in addition to any and all other remedies the other party may have pursuant to this Agreement, at law or in equity, it shall be entitled to institute and prosecute proceedings at law or in equity, in any court of competent jurisdiction, to obtain an injunction restraining the first party from violating or continuing to violate this Article VIII. Each party agrees that the disclosing party’s remedy at law would be inadequate and, therefore, agrees and consents that temporary and/or permanent injunctive relief may be sought in any proceeding which may be brought to enforce this Article VIII without the necessity or proof of actual damage.

     (f) Survival of Obligations: The obligations pursuant to this Article VIII shall survive the expiration or termination of this Agreement.

     (g) Inventions: Any invention made, conceived or reduced to practice by Manufacturer in connection with the performance of the obligations under this Agreement,

during the term of this Agreement or thereafter, whether derived from Manufacturer or Customer, shall be considered Confidential Information and, to the extent it relates to any of the Products, shall be the exclusive property of Customer, except for any such invention involving the manufacturing processes involved in manufacturing any of the Products, which shall be the exclusive property of Manufacturer. Either party, in its sole discretion, may file for patent protection on its respective inventions as set forth above in its own name, and the other party, upon request, shall promptly sign and deliver any and all documents or information necessary for the securing of such invention in any country as determined by the respective owner of the invention.

     (h) Agreement Confidential: Except as required by Securities and Exchange Commission regulations, the parties agree that the existence and contents of this Agreement (including any Attachments) is Confidential Information and shall not be disclosed to any third party without the prior written consent of the other party, except that in furtherance of this Agreement, and only to the extent reasonably necessary for this purpose, its existence or contents may be disclosed to the following who shall also be made subject to the restrictions on disclosure stated herein; (i) any controlling companies of the parties, (ii) any companies controlled by the parties, (iii) governmental regulatory agencies, including, but not limited to, environmental protection authorities, (iv) contract laboratories, and (v) suppliers of raw materials or components. This obligation of confidentiality shall not apply to disclosures required by law.

     (i) Copies: Upon termination of this Agreement for whatever reason, each party shall return to the other, or destroy, all originals, copies, and derivative forms of disclosed or developed information relating to the purpose of this Agreement; except that one copy of such information may be retained by the receiving party as required by regulatory law for future reference or for archival purposes. These obligations of confidentiality shall survive the termination of this Agreement and shall continue for a period of ten (10) years after the date of expiration or termination of the Agreement.

ARTICLE IX
INDEMNIFICATION

     9.1 Indemnification by Manufacturer: Manufacturer will indemnify and hold Customer and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and insurers of any of them and/or their successors and assigns thereto (collectively “Affiliates”), free and harmless against any and all liability, damages, losses, costs or expenses (“Liability”) resulting from any third party claims made or suits brought against Customer to the extent such Liability arises from any act or omission of Manufacturer regarding: (i) the manufacture, storage, handling, use, or misuse of any Product prior to delivery to Customer, including Manufacturer’s negligence or willful misconduct in the manufacture of the Product hereunder; (ii) Manufacturer’s compliance or non-compliance with any applicable Federal or State laws or regulations; or (iii) Manufacturer’s failure to perform, in whole or in part, any of its obligations hereunder, including Manufacturer’s breach of any warranty set forth in Article VII hereof.

     9.2 Indemnification by Customer: Customer will indemnify and hold Manufacturer (and its Affiliates) harmless against any and all Liability resulting from any third party claims made or suits brought against Manufacturer to the extent such Liability arises from any act or omission of Customer regarding; (i) any Product labeling or packaging not attributable to Manufacturer’s negligence; (ii) Customer’s compliance or non-compliance with any applicable Federal or State laws or regulations; or (iii) any failure of Customer to perform, in whole or in part, any of its obligations hereunder.

     9.3 Conditions of Indemnification: Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to permit response to such claim or answer or other pleading in such action, the party from whom indemnification is sought (the “Indemnitor”). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed; provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. Each party shall cooperate fully with the other party in the defense of all such claims or suits.

     9.4 Patent Indemnity: Customer warrants that distribution and sale of any Product or bulk drug substance (where applicable) by Customer will not infringe any patent or other proprietary rights and that Customer will indemnify, defend and hold Manufacturer and its Affiliates free and harmless from any damage, judgment, liability, loss, cost or expense, including legal expenses, arising from claims that the distribution or sale of the Product or bulk drug substance infringe patent or other proprietary rights of a third party. Manufacturer warrants that the use of all manufacturing processes utilized in connection with the manufacture of any Product by Manufacturer for Customer will not infringe any patent or other proprietary rights and that Manufacturer will indemnify, defend, and hold Customer and its Affiliates free and harmless from any damage, judgment, liability, loss, cost, or expense, including legal expenses, arising from claims that the manufacturing processes utilized by Manufacturer infringe patent or proprietary rights of a third party.

     9.5 Insurance by Manufacturer: Manufacturer shall procure and maintain, during the term of this Agreement and for a period of one year beyond the expiration date of any Product manufactured for Customer by Manufacturer pursuant to this Agreement, commercial general liability insurance, including, without limitation, product liability and contractual liability coverage (the “Manufacturer Insurance”) in an amount not less than $3,000,000.00 in the aggregate, and $1,000,000.00 per occurrence. Customer shall be named as additional insured on the Manufacturer Insurance and Manufacturer promptly shall deliver a certificate(s) of Manufacturer Insurance to Customer evidencing such coverage, executed by a duly authorized representative of each insurer, showing compliance with the requirements set forth herein. If Manufacturer fails to furnish such certificates, or if at any time during the term of this Agreement Customer is notified of the cancellation or lapse of the Manufacturer Insurance, and Manufacturer fails to rectify the same within ten (10) calendar days after notice from Customer, in addition to all other remedies available to Customer hereunder, Customer, at its option, may obtain the Manufacturer Insurance and Manufacturer shall promptly reimburse Customer for the cost of the same. Failure of Customer to demand such certificate or other evidence of full compliance with these insurance requirements shall not be construed as a waiver of Manufacturer’s obligation to maintain such insurance. Any deductible and/or self insured retention, as applicable, are the sole responsibility of Manufacturer.

     9.6 Insurance by Customer: Customer shall procure and maintain, during the term of this Agreement and for a period one year beyond the expiration date of any Product manufactured for Customer by Manufacturer pursuant to this Agreement, commercial general liability insurance, including, without limitation, product liability and contractual liability coverage (the “Customer Insurance”) in an amount not less than $3,000,000.00 in the aggregate, and $1,000,000.00 per occurrence. Manufacturer shall be named as an additional insured on the Customer Insurance and Customer promptly shall deliver a certificate(s) of Customer Insurance to Manufacturer evidencing such coverage executed by a duly authorized representative of each insurer, showing compliance with the requirements set forth herein. If Customer fails to furnish such certificate, or if at any time during the term of this Agreement Manufacturer is notified of the cancellation or lapse of the Customer Insurance, and Customer fails to rectify the same within ten (10) calendar days after notice from Manufacturer, in addition to all other remedies available to Manufacturer hereunder, Manufacturer, at its option, may obtain the Customer Insurance and Customer promptly shall reimburse Manufacturer for the cost of the same. Failure of Manufacturer to demand such certificate or other evidence of full compliance with these insurance requirements shall not be construed as a waiver of Customer’s obligation to maintain such insurance. Any deductible and/or self insured retention, as applicable, are the sole responsibility of Customer.

ARTICLE X
GENERAL PROVISIONS

     10.1 Notices: Any notices permitted or required by this Agreement, except forecasts and orders, may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery, and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to Customer:

Matrixx Initiatives, Inc.
4742 North 24th Street
Suite 455
Phoenix, AZ 85016
fax number (602) 385-8862
Attention: Director of Operations

If to Manufacturer:

BioZone Laboratories, Inc.
580 Garcia Avenue
Pittsburg, CA 94565
fax number (925) 473-2216
Attention: Mr. Dan Fisher

     10.2 Dispute Resolution:

     (a) The parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

     (b) The parties agree that any dispute that arises in connection with this Agreement and that cannot be amicably resolved by the parties shall be resolved by binding arbitration in the manner described below.

     (c) If a party intends to begin arbitration to resolve a dispute, such party shall provide written notice to the ether party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other party may, by written notice to the party initiating arbitration, add additional issues to be resolved. Within twenty (20) business days following the receipt of the original arbitration notice (“Notice Date”) a neutral shall be selected by the American Arbitration Association (“AAA”), in Phoenix, Arizona. The neutral shall be a single individual who shall preside in resolution of any disputes between the parties. The neutral selected shall not be an Affiliate of either party.

     (d) Each party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the

AAA shall, as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection shall be final.

     (e) (i) No later than twenty (20) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.

          (ii) At least five (5) days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to presenting the proposed ruling, shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.

          (iii) Each party shall be entitled to no more than five (5) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the five (5) hours to which each is entitled.

          (iv) Each party shall have the right to be represented by counsel. The neutral shall have discretion with regard to the admissibility of any evidence.

          (v) The neutral shall rule on each disputed issue within ten (10) days following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

          (vi) Binding arbitration shall take place at a location agreed by the parties or, if the parties are unable to agree, then as designated by the neutral. All costs incurred for a hearing room shall be shared equally between the parties.

          (vii) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the parties.

     10.3 Entire Agreement; Amendment: The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written and oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

     10.4 Cumulative Remedies and Waiver: The rights and remedies herein granted to the parties are cumulative and the exercise thereof shall be without prejudice to the enforcement of any other right or remedy authorized by law or this Agreement. None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any party hereto.

     10.5 Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other.

     10.6 Governing Law: This Agreement is being delivered and executed in the State of Arizona. Any action brought regarding the validity, construction and enforcement of this Agreement, shall be governed by and construed under the laws of the State of Arizona, U.S.A., without regard to its conflicts of law principles.

     10.7 Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

     10.8 Headings, Interpretation: The headings used in this Agreement are for convenience only and are not a part of this Agreement.

     10.9 Attachments: All Attachments referenced herein are hereby made a part of this Agreement.

     10.10 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     10.11 Independent Parties: This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the parties. Each party shall act hereunder as an independent contractor.

     10.12 Force Majeure: Failure of either party to perform its obligations pursuant to this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts, such as, but not limited to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any order or regulation of any government entity acting with color of right, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

ACCEPTED BY:	ACCEPTED BY:
Matrixx Initiatives, Inc.	BioZone Laboratories, Inc.
By:	By:

Name: William J. Hemelt	Name: Daniel L. Fisher
Title: Executive Vice President, C.F.O.	Title: President
Date:	Date: